Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2007, relating to the financial statements of Deltek, Inc. (formerly Deltek Systems, Inc.) and its subsidiaries (which report expresses an unqualified opinion and contains an explanatory paragraph concerning the change in method of accounting for share-based payments to conform to accounting principles generally accepted in the United States of America), appearing in the Prospectus included in Registration Statement No. 333-142737, and of our report dated April 19, 2007, relating to the financial statement schedule appearing elsewhere in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

October 31, 2007